Exhibit 10.14

March 25, 1992

Aspen Technology, Inc.
251 Vassar Street
Cambridge, Massachusetts 02139

Gentlemen:

We understand that you are engaged in the development, licensing and financing of computer software systems, and that you may from time to time offer to us for purchase software license financing contracts arising out of such business.  This letter sets forth the price we will pay for, and the terms and conditions which will be applicable to, any such contracts or other agreements that we may elect to purchase from you.

1.                                       Definitions.

The following terms, wherever used in this Agreement, shall have the meanings ascribed to them in this paragraph:

(a)                                  “Adjustment Amount” means the amount determined in accordance with paragraph 1(n) or paragraph 1(o) hereto.  The Adjustment Amount compensates us for the initial direct costs we incurred when purchasing the Contract to which it relates.

(b)                                 “Balance of Payment” of a Contract at any time means the total Payments then due and to become due under the Contract.

(c)                                  “Contract” means a non-cancelable full pay-out financing agreement arising out of the licensing of Software.

(d)                                 “Currency Exchange Agreement” means any agreement entered into between us and a third party providing, in effect, for the payment to the third party from us of the amount of International Currency Payments under an International Contract, and also providing for the payment to us by the third party, at Chicago, Illinois of specified U.S. dollar amounts at the time of our payment of the International Currency to the third party.

(e)                                  “Discount Rate” for any Contract purchased by us means the rate used to determine our purchase price for the Contract.

(f)                                    “Domestic Contract” means a dollar-denominated Contract which is not an International Contract.

(g)                                 “Eligible Contract” means a Contract purchased by us which meets all of the requirements set forth in paragraph 5; provided, however, that notwithstanding that a Contract is otherwise an Eligible Contract, upon a breach of the covenant set forth in paragraph 6(e), or a breach of any of your other covenants or agreements which breach remains unremedied thirty

(30) days after notice from us, the Contract and all other Contracts shall cease to be Eligible Contracts.

(h)                                 “International Contract” means a Contract under which the Obligor is an entity organized under the laws of, and/or is conducting business such that the Software covered under the Contract will be used in a jurisdiction other than the United States of America.

(i)                                     “International Currency” means a currency other than United States dollar.

(j)                                     “Obligor” means any party obligated in respect of a Contract other than the developer or licensor of the Software covered thereby.

(k)                                  “Obligor Default” means:  (i) failure of an Obligor under any Domestic Contract to make a Payment within thirty (30) days of the due date of the due date of that Payment; (ii) the failure of an Obligor under any International Contract to make a Payment within forty-five (45) days of the due date of that Payment; (iii) the making by any Obligor of an assignment of all or a substantial part of its assets for the benefit of creditors, or institution of any proceeding by or against any Obligor alleging that the Obligor is insolvent or unable to pay its debts as they mature if such proceeding is not withdrawn or dismissed within sixty (60) days after its institution; (iv) entry of any final judgment (which under generally accepted accounting principles would be deemed material) against any Obligor remaining unsatisfied for a period of thirty (30) days if such judgment is deemed by us to be a material factor in the creditworthiness of the Obligor; (v) dissolution, merger, consolidation or transfer of a substantial part of the property of any Obligor which is a corporation or a partnership, if such dissolution, merger, consolidation or transfer is deemed by us to be a material adverse factor in determining the creditworthiness of such Obligor; or (vii) falsity in any material respect as of the date made in any statement, representation or warranty of any Obligor in connection with any Contract.

(l)                                     “Obligor Guaranty” means any guaranty given to you (or under which you have rights) by any person or entity guaranteeing the payment and/or performance of a Contract purchased by us.

(m)                               “Payment” means any payment, whether or not earned by performance, receivable by the developer or licensor of the Software on account of a Contract purchased by us.

(n)                                 “Repurchase Price” of a Domestic Contract purchased by us means, at any time, the sum of (i) the present value of the Balance of Payment of the Contract at that time, calculated using the Discount Rate for such Contract, plus (ii) an Adjustment Amount for such Contract equal to one percent (1.0%) of the amount, determined under clause (i) of this sentence.

(o)                                 “Repurchase Price” of an International Contract means the sum of (i) the greater of (A) the present value, calculated using the Discount Rate for such Contract, of the dollar payments due under the Contract or due to us under any Currency Exchange Agreement existing with respect to such Contract, plus, if any Currency Exchange Agreement which has been entered into with the Contract is terminated or canceled in connection with the repurchase or our inability to transfer the Payments due- under the Contract to our counterparty under the Currency Exchange Agreement, the amount payable to our counterparty under such Currency Exchange Agreement on account of the termination or breakage of the Currency Exchange Agreement, or

(B) the amount of lump sum dollar payment quoted or contracted for by us under a Currency Exchange Agreement to acquire the amount(s) of International Currency Payments due from us to our counterparty under a currency Exchange Agreement entered into-with respect to the Contract, plus (ii) an Adjustment Amount equal to one percent (1%) of the greater of items (A) or (B) in clause (i) of this sentence plus (iii) the amount, if any of costs, fees or expenses incurred by us in connection with the Contract which have not been reimbursed by the Obligor thereunder, plus (iv) interest at the rate of      percent (12%) per annum on any expense, fee, cost or expenditure made or incurred by us with respect to the Contract from the date of incurrence through the date of your payment thereof.

(p)                                 “Software” means software products licensed by you under license agreements with Obligors.

2.                                       Purchase Price.

(a)                                  You may, but shall not be required to, offer us the right to purchase any Domestic Contract that you execute and we may elect to purchase or decline to purchase any Domestic Contract so offered.  If we for any reason refuse to buy any Domestic Contract offered to us within ten (10) days after the offer has been made, then you may offer the Contract to any other purchaser.  The purchase price of a Domestic Contract shall be computed as of the date of purchase by discounting the Balance of Payment at the then applicable Discount Rate set forth in Schedule A attached hereto and made a part hereof (as the same may from time to time be revised by us by written revisions which we shall provide to you).

(b)                                 You may offer us the right to purchase any International Contract that you execute and we may elect to purchase or decline to purchase any International Contract so offered, provided however, that you will not be required to offer, and we will be under no obligation of any kind to consider the purchase of International Contracts denominated in any International Currency or involving any nation or jurisdiction not previously approved by us in writing.  If we for any reason refuse to buy any International Contract offered to us within ten (10) days after the offer has been made, then you may offer the International Contract to another purchaser, unless we shall have entered into any Currency Exchange Agreement in anticipation of our purchase of such International Contract, in which case an additional five (5) days shall be allowed to us to purchase the Contract prior to your offering such Contract to a third party.  The purchase price Oran International Contract shall be computed as of the date of purchase by discounting, at the then applicable Discount Rate set forth in Schedule A hereto, either (i) the Balance of Payment (net of any special costs of collection, transfer or receipt which are to be incurred with respect thereto) of dollar-denominated International Contracts, or (ii) the amount of net dollar payments quoted to us or contracted for by us under a Currency Exchange Agreement in exchange for the Balance of Payment (net of any special costs of collection, transfer or receipt which are to be incurred with respect thereto) of International Currency-denominated International Contracts.

(c)                                  On the date of our purchase of a Contract we will first apply the proceeds representing the purchase price to be paid by us against any payments you are then required to make to us under the terms of this Agreement and then we will pay any remainder to you in cash.

3.                                       Assignment of Contracts, Payments and Equipment.

At the time of our purchase of a Contract, you will assign to us all of your right, title and interest in, to and under (i) all Payments due and to become due under or with respect to the Contract and in, to and under the Contract insofar as the Contract relates to the Payments, the right to receive payments, and/or the licensor’s or financer’s right to enforce Payment obligations or avail itself of remedies in the event of any breach of the Contract, (ii) all Obligor Guaranties, and (iii) all general intangibles (as defined in the Uniform Commercial Code) relating to or arising out of items (i) and (ii) above.

4.                                       Representations and Warranties.

You hereby represent and warrant (each representation and warranty shall be considered as having been restated and ratified in connection with the sale of a Contract to us as an inducement to us to purchase the Contract) that, as of the date of this Agreement:

(a)                                  You are a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and you are duly qualified and in good standing as a foreign corporation authorized to do business in each state or jurisdiction where such qualification is necessary.

(b)                                 You are duly authorized to execute and deliver this Agreement, and are and will (as long as this Agreement is in effect and thereafter until payment in full of all amounts due and owing us pursuant to any Contract or this Agreement) continue to be, duly authorized to perform all of your obligations under this Agreement and under each instrument and document delivered in connection with this Agreement.

(c)                                  The execution and delivery of this Agreement by you does not, and the performance by you of your obligations under this Agreement will not, conflict with any provision of law, rule or regulation or of your charter or by-laws or of any agreement or court or administrative order, judgment or decree binding upon you

(d)                                 You have delivered to us copies of (i) your most recent annual audited financial statements, prepared and certified by an independent firm of certified public accountants satisfactory to us, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and presenting fairly your financial condition as at such date, and the results of your operations for the twelve (12) month period then ended and (ii) your most recent quarterly financial statements, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal quarter and presenting fairly your financial condition as at such date and the results of your operations for the quarter then ended, certified as true and correct by your chief financial officer; and since the date of the above described financial statements there has been no material adverse change in your financial condition.

(e)                                  You have delivered to us a schedule of material litigation or governmental proceedings pending against you (including estimates of the dollar amounts involved).  Other than any liability incident to the litigation or proceedings disclosed in such schedule, you have no contingent liabilities not provided for or disclosed in the financial statements referred to in paragraph 4(d).

(f)                                    Your chief executive office and principal place of business is located at the address set forth on the first page hereof unless another address is specified here:                                                                                                                           .

5.                                       Eligibility Requirements.

In order for a Contract to be an Eligible Contract, all of the following must be true and correct with respect to the Contract, the Payments due under the Contract and the Software covered by the Contract:

(a)                                  The Obligor under the Contract has waived all defenses against the assignee of the licensor;

(b)                                 The Contract arises from a bona fide, financing of the Software described in the Contract and the Software is in all respects in accord with the requirements of the Contract and has been delivered to, installed and unqualifiedly accepted by the Obligor-licensee under the Contract;

(c)                                  The Contract and the related Software comply with all applicable laws and regulations (including, without limitation, interest/usury laws); the Contract is genuine, valid, enforceable in accordance with its terms, accurately describes the related Software and the Payments due under the Contract, and is in all respects what it purports to be; the Contract, the Payments due under the Contract and all proceeds thereof are not subject to any lien, claim, or security interest except the interest of the Obligor-licensee of the Software; you have an unconditional, non-terminable right to license, relicense or sublicense the Software covered under the Contract for the full term of the Contract; and the Contract is one which we are and will continue to be authorized by law to purchase and hold;

(d)                                 At the time of our purchase of the Contract, you had (i) good title to the Contract, the Payments due under the Contract, and each Obligor Guaranty related to the Contract, free of all liens, claims or security interests; (ii) and an unimpaired right to license the related Software, subject only to the interest of the Obligor-licensee thereof; and (iii) all legal power, right and authority to sell the Payments due under the Contract, all remedies and rights of enforcement relating to such Payments, all related general intangibles and all Obligor Guaranties to us;

(e)                                  Good title to the Payments due under the Contract, all remedies and rights of enforcement relating to such Payments, all related general intangibles and all Obligor Guaranties, and all proceeds thereof free of all liens, claims or security interests, shall be vested in us by the Assignment executed by you relating to the Contract;

(f)                                    All counterparts of the Contract have been clearly marked to indicate that only one counterpart is the “Original” and assignable, and that counterpart will be delivered to us at the time of our purchase;

(g)                                 At the time of our purchase of the Contract, you have informed us in writing of all agreements entered into between you and the Obligor in connection with the Contract and/or the Software and of all agreements between you and any party from which you have received a right to license, relicense or sublicense the Software covered by the Contract, and fully executed copies (all original copies if requested by us) of all those agreements will be delivered to use simultaneously with delivery of the Contract;

(h)                                 Each party to the Contract or any Obligor Guaranty has all the legal capacity, power and right required for it to enter into the Contract or Obligor Guaranty and any supplemental agreements, and to perform its obligations thereunder; all such actions have received all corporate or governmental authorization required by any applicable charter, by-law, constitution, law, rule or regulation;

(i)                                     At the time of our purchase of the Contract no event of default, or event which with the passage of time or giving of notice, or both, would become an event of default under terms of the Contract, existed and you had no knowledge of any fact that may impair the Contract’s validity;

(j)                                     There exist no setoffs, counterclaims or defenses on the part of any Obligor under the Contract or any Obligor Guaranty to any claims against or obligations of any Obligor thereunder;

(k)                                  You have not done anything that might impair the value of the Contract or any related Obligor Guaranty or any of our rights under the Contract, any related Obligor Guaranty, or with respect to the Software covered by the Contract or Payments due under the Contract;

(l)                                     All taxes, assessments, fines, fees and other liabilities relating to the Contract, the Payments due under the Contract, the related Software, or any related Obligor Guaranty have been paid when due, and all filings in respect of any such taxes, assessments, fines, fees and other liabilities have been timely made;

(m)                               Neither you, nor any developer or licensor of the Software is in default of any of your or such developer’s or licensor’s obligations under the Contract or arising by contract or imposed by applicable law, rule or regulation with respect to the Contract and the related Software;

(n)                                 You have taken, at your expense, all steps from time to time necessary or deemed by us to be desirable to perfect (and continue the perfection of) our security interest in the Contract, the Payments covered by the Contract and all proceeds thereof;

(o)                                 Neither the Contract nor any related Obligor Guaranty has been, or will be, terminated, canceled, altered, modified, changed or amended without our prior written consent;

(p)                                 At the time of our purchase of the Contract, no amounts have been prepaid on the Contract except advance payments which are required by the terms of the Contract;

(q)                                 The Obligor-licensee under the Contract has no contractual right to cancel, terminate or suspend performance under the Contract; and

(r)                                    If the Contract is an International Contract, (i) the Contract is strictly enforceable by us against the Obligor(s) thereunder in jurisdiction(s) in which the Obligor is organized and existing and in which the Software is used, (ii) the Obligor is subject to the jurisdiction of courts in the United States of America, (iii) a judgment or decree rendered against the Obligor-licensee in any such United States jurisdiction will be capable of being recognized, enforced and executed upon in any applicable jurisdiction against such Obligor-licensee, (iv) neither execution and delivery of, payment or performance of, transfer of payments thereunder to the United States, nor the assignment or enforcement of the Contract, or the remedies thereunder or required herein, do or shall require any governmental consents, approvals or licensees or are subject to any applicable requisitions, restrictions, taxes, fines, fees or imposts of any kind, unless all of the same have been paid or provided for prior to the purchase of the Contract by us, and (v) all Payments thereunder shall be net of all taxes, fees, imposts or governmental charges of any kind with respect to the Contract and/or the exportation of Payments to the United States, provided however, that the Contract shall not be deemed ineligible in connection with clauses (i)-(iii) above unless we in our sole discretion determine that it may be necessary to enforce the Contract through judicial proceedings in order to obtain the full benefits and protections provided under the Contract.

6.                                       Covenants.

Until the termination of this Agreement and for as long as we hold any Contract purchased under this Agreement, you agree that you will:

(a)                                  Furnish to us:  (i) as soon as available, but not later than sixty (60) days after the end of each quarter (except the last) of each fiscal year, quarterly unaudited financial statements concerning your business, prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal quarter, presenting fairly your financial condition as at the end of that quarter and containing such data as may be requested by us, and certified as true and correct by your chief financial officer; (ii) as soon as available, but not later than one hundred-twenty (120) days after the end of each fiscal year, a copy of your annual audit report for that year, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and presenting fairly your financial condition as at the end of that fiscal year and the results of your operations for the twelve (12) month period then ended and signed by independent certified public accountants of recognized standing or otherwise satisfactory to us; and (iii) from time to time any other information as we may reasonably request;

(b)                                 Notify us promptly upon your learning of (i) any change in the name of the Obligor under any Contract purchased by us; (ii) the default or violation of any provision of a Contract purchased by us or other related document by any Obligor thereunder or the occurrence of event which with notice or the passage of time would constitute a default under any Contract purchased by us; (iii) any and all litigation of which you have knowledge concerning you or any Obligor which might reasonably be construed to affect adversely our interest in a Contract purchased by us or the Payments under the Contract; (iv) any matter which may adversely affect your right to license, sublicense or rel i tense, or the Obligor’s rights as licensee of any Software covered under a Contract purchased by us or any of our rights under this Agreement;

(c)                                  Permit us reasonable access to your books and records as they relate to Contracts purchased by us;

(d)                                 Make or cause to be made all filings in respect of, and pay or cause to be paid when due, all taxes, assessments, fines, fees and other liabilities (including all taxes and other claims in respect to the Contracts and the related Software), except and so long as (i) such taxes, assessments, fines, fees and other liabilities are contested in good faith, with due diligence and by appropriate proceedings; (ii) a reserve therefore has been established and is being maintained and such reserve is in an amount determined to be adequate, under generally accepted accounting principles, by independent accountants of recognized national standing; and (iii) failure to pay the same does not adversely affect our rights under this Agreement or under a Contract purchased by us or our interest in the related Software;

(e)                                  Not (i) cease to engage in substantially the same line of business in which you are engaged on the date of this Agreement, (ii) cease to engage in the development and licensing of Software, or (iii) sell, transfer or convey a substantial part of your assets or effect or be a party to any merger or consolidation unless the same shall not, in our sole determination, adversely affect your financial condition or capacity or your ability to perform your obligations under Contracts purchased by us or with respect to the Software covered by such Contracts (all such determinations shall be made not later than thirty (30) days after your request therefor, and if not made by us within such time, shall be deemed to be a determination by us of no adverse affect);

(f)                                    Perform all your obligations arising by contract or imposed by applicable law, rule or regulation with respect to the Contracts and the related Software, including, without limitation, providing maintenance and service of the Software in accordance with your standard practice and policy;

(g)                                 Notify us at least ten (10) days prior to your (i) changing the location of your principal place of business or chief executive office or (ii) opening or closing any places of business in any jurisdictions where such openings or closings might affect the place where a UCC financing statement or similar document would need to be filed in order to perfect or protect our interest in any Contract or Payment; and

(h)                                 From time to time execute and deliver such further documents and do such further acts and things as we may reasonably request in order to fully effect the purposes of this Agreement and to protect our interest in the Contracts and the Payments.

7.                                       Agreement to Indemnify.

We assume no obligation or liability to any Obligor under any Contract purchased by us and no assignment of any Contract shall impose any such obligation or liability on us.  You agree to indemnify and save us harmless of, from and against any losses, damages, penalties, forfeitures, claims, costs, expenses (including court costs and reasonable attorneys’ fees) or liabilities which may at any time be brought, incurred, assessed or adjudged against us, related to or arising from the Contracts and the related Software or the collection of transmission of Payments under a Contract.

We will each give the other notice of any event or condition that requires indemnification by you hereunder, or any allegation that such event or condition exists, promptly upon obtaining knowledge thereof.  You agree to pay all amounts due hereunder promptly after such amount has become due or assessed, or if contested as hereinafter provided, after such amount has been settled or adjudicated in connection with such contest.  To the extent that you may make or provide, as determined by us or to the satisfaction of counsel retained for the purpose of contesting the underlying claim, for payment under this indemnity provision, and if you are otherwise in compliance with the terms of this Agreement, you shall have the right to select counsel subject to our reasonable concurrence, and to control litigation related thereto, to determine the settlement of claims thereon, and be subrogated to our rights with respect to such event or condition.  All of the indemnities and agreements contained in this paragraph shall survive and continue in full force and effect notwithstanding termination of this Agreement or of any Contact purchased by us provided however, that such indemnities and agreements shall expire and be of no further effect after the lapse or expiration of all statute of limitation periods applicable to the claims and events for which indemnification is provided.

8.                                       Agreements Regarding Collections.

You agree to promptly notify the Obligor-licensee under each Contract purchased by us, and obtain the Obligor-licensee’s written acknowledgment, of the fact of such purchase and direct each such Obligor-licensee, thenceforth, to make all payments directly to us.  If, despite such direction, you subsequently receive a Payment on account of a Contract sold to us, you agree to hold the amount in trust for us and immediately forward the Payment to us in kind.  You hereby authorize us to endorse, in writing or by stamp, in your name or otherwise any and all checks, drafts, notes, bills of exchange and orders, howsoever received by us, representing any Payment under any Contract purchased by us.  We may take or fail to take whatever action with respect to collections under Contracts purchased by us as we, in our sole discretion, shall deem proper.  Regardless of what collection action we may or may not take, the provisions of paragraphs 10 and 11 will remain in force and shall be unaffected by any such action or failure to act.

Sales and use taxes, and other taxes of a similar nature which we may hereafter specifically agree to bill and collect, will be billed for by us in accordance with your reasonable instructions and collected by us using our normal collection methods.  Upon our receipt thereof, such taxes shall be remitted to you monthly for payment to the appropriate taxing authorities.  You shall at all times remain responsible for the preparation and filing of all state and local tax returns applicable to such taxes and for the actual payment thereof and for the billing, collection and payment of, and the filing of returns with respect to, all other taxes, imposts, fines and fees charged or assessed with respect to the Contracts, Payments and/or Software.

9.                                       Contract Prepayments.

If a Contract purchased by us is prepaid in full for any reason, we shall be entitled to receive, in connection with the prepayment, an amount equal to the Repurchase Price of the Contract plus, if provided for in Schedule A to this Agreement, a prepayment fee calculated in accordance with Schedule A (as the same may be revised by us from time to time by written revisions).  This paragraph 9 shall not apply to any Contract repurchased under paragraph 10 or 11.

10.                                 Repurchase of Contracts (Lack of Eligibility).

In the event any Contract shall not be an Eligible Contract at the time of our purchase or shall thereafter cease to be an Eligible contract you agree, upon demand by us, to repurchase the Contract for cash for a price equal to the Repurchase Price of the Contract.  After we receive the Repurchase Price for any repurchased Contract, we will reassign to you all of our right, title and interest in the repurchased Contract and nay Payments due thereunder, without recourse to, and without representations or warranties by, us of any kind whatsoever.

11.                                 Repurchase of contracts (Obligor Default).

In the event that we give you notice of an Obligor Default under any Contract purchased by us, and request in writing that you repurchase the defaulted Contract, you will within ten (10) days after receipt of our request, pay to us an amount equal to the Repurchase Price of the defaulted Contract, computed as of the time of your payment.  After we receive the Repurchase Price for any repurchased Contract we will reassign to you all of our right, title and interest in the repurchased Contract and any Payments due thereunder within recourse to, and within representations or warranties by, us of any kind whatsoever.

12.                                 Fees and Reimbursements.

(a)                                  In consideration of our issuance of this letter agreement and related documents, our preparation to analyze, consider and administer Contracts to be offered to us under this Agreement, and in consideration of other costs, expenses, services and labor to be incurred and expended by us in connection with this Agreement, you agree to pay to us a documentation and preparation fee (the “Fee”)in the amount of $50,000.00, of which $25,000.00 has been fully earned by us upon your execution of this Agreement, and the balance of which shall be refunded to you only if we shall have purchased Contracts having an aggregate purchase price in excess of $2,500,00.00 on or prior to March 6, 1993, or if we shall have terminated this Agreement prior to such date (unless termination is made in connection with an adverse change in your business or financial condition or a breach by you of this Agreement, in which event the balance may be retained by us).  Except as provided in the immediately preceding sentence, this Fee shall not be refundable for any reason whatsoever.

(b)                                 In addition to the Fee, you agree to pay the amount of attorney’s and paralegal’s fees incurred by us in the investigation of and documentation of this Agreement and matters related hereto, provided however, that the amount of such reimbursement due from you shall not exceed $5,000.00.

(c)                                  The fees and reimbursements referred to in paragraph 12(a) and 12(b) are not commitment fees, and neither the payment of such fees and/or reimbursements, nor any other provisions of this Agreement or otherwise shall be construed to create a commitment on our part to consider or purchase Contracts except in our sole discretion and as provided in and subject to the provisions of this Agreement.

13.                                 Termination.

This Agreement shall continue in effect until terminated and may be terminated by either party at any time upon thirty (30) days’ written notice to the other, provided, however, that all of the rights and obligations of the parties applicable to the Contracts purchased by us prior to such termination shall survive such termination.

14.                                 Miscellaneous.

(a)                                  You agree to pay all reasonable costs and expenses, including reasonable attorneys’ and paralegal’s fees, expenses and court costs incurred by us in enforcing any of the provisions of this Agreement or in enforcing any obligations of yours contained in any Assignment.

(b)                                 You hereby waive notice of any Obligor Default under any Contract purchased by us and you consent that, without affecting any of your liabilities or obligations hereunder or under any Assignment, we may agree with any Obligor as to any modification, alteration, release, compromise, extension, waiver, consent, or other similar or dissimilar indulgence of or with respect to any term or condition relating to the Payments or rights under the Contract which have been assigned to us.

(c)                                  Any notice under this Agreement shall be in writing and shall be delivered in person, by telegram or by United States first class mail, postage prepaid, and addressed:

(i)                                     if to you, at your address set forth on the first page of this Agreement;

(ii)                                  if to us, at One South Wacker Drive, Chicago, Illinois 60606, Attn: President; and

(iii)                               to either party at any other address.  as such party may, by notice as herein provided, received by the other, designate as its address for all notices under this Agreement.

(d)                                 This Agreement shall be binding on, and inure to the benefit of, us and you and our respective successors and assigns and contains our entire understanding and agreement with respect to the subject matter hereof.  It is understood and agreed that from time to time we may, without notice to you, (i) decide that any or all of the purchases pursuant hereto shall be made by one or more of our affiliates, subsidiaries, or subsidiaries of our affiliates; (ii) assign to one or more of our affiliates, subsidiaries or subsidiaries of our affiliates, all of our right, title and interest in any Contract purchased by us hereunder and the Software covered by any such Contract; and (iii) assign this Agreement in whole or in part and/or all or part of our rights and benefits under this Agreement to any person, provided however, that we shall give you notice of any assignment described in clause (iii) of this sentence.  If one or more of our affiliates, subsidiaries or subsidiaries of our affiliates purchase any Contract, such purchase or purchases shall be made under the terms and conditions of this Agreement.

(e)                                  This Agreement has been delivered for acceptance by us in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws of the State of Illinois.

You hereby (i) waive any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Agreement; (ii) irrevocably submit to the jurisdiction of any state or federal court located in Cook County, Illinois, over any action or proceeding to enforce or defend any matter arising from or related to this Agreement; (iii) irrevocably waive, to the fullest extent you may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding; (iv) agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; and (v) agree not to institute any legal action or proceeding against us or any of our directors, officers, employees, agents or property, concerning any matter arising out of or relating to this Agreement in any court other than one located in Cook County, Illinois.  Nothing in this paragraph shall affect or impair our right to serve legal process in any manner permitted by law or our right to bring any action or proceeding against you or your property in the courts of any other jurisdiction.

(f)                                    This Agreement is not assignable by you, by operation of law or otherwise.

(g)                                 All of the covenants, agreements, representations and warranties made by you in this Agreement shall, notwithstanding any investigation by us, be deemed to be material to and to have been relied upon by us with respect to each Contract purchased to us pursuant to this Agreement.  Our knowledge at any time of any breach of or non-compliance with any of such covenants, agreements, representations or warranties shall not constitute a waiver of any thereof by us.  None of our rights under this Agreement will be waived except by a writing signed by us and any such waiver will be effective only as to matters expressly set forth in such writing.

(h)                                 Our obligation to perform under this Agreement is limited by and subject to any and all applicable laws, rules and regulations.  Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

If the foregoing meets with your approval, kindly so indicate by your signature under the words “Accepted and Approved” and return all copies of this Agreement, as executed by you, to us and upon our executing the same this letter

SANWA BUSINESS CREDIT CORPORATION

By:

Title:

ACCEPTED AND APPROVED:

Aspen Technologies, Inc.

By:

Title:

Attachment: Schedule A

SCHEDULE A ATTACHED TO AND MADE A PART OF THAT CERTAIN LETTER AGREEMENT (THE “LETTER AGREEMENT”) DATED MARCH 28, 1992, BETWEEN ASPEN TECHNOLOGY, INC. AND SANWA BUSINESS CREDIT CORPORATION (“SBCC”)

1.                                       Discount Rate.  Contracts purchased pursuant to the Letter Agreement will be discounted to yield to SBCC the following equivalent simple interest rates per annum:

Size of Contract (determined using highest Discount Rate stated below)	Interest Rates Per Annum

$25,000.00 – $100,000.00	12.50%
$100,000.01 – $500,000.00	11.25%
$500,000.01 and greater	11.00%

2.                                       Prepayment Fee.  If a Contract is prepaid for any reason, SBCC will be entitled to receive, in addition to the Repurchase Price for the Contract, a prepayment fee equal to the greater amount computed under the following schedules:

Schedule 1:

The prepayment fee will be equal to the Repurchase Price of the Contract multiplied by the applicable percentage determined below.

Prepayment Occurring During Months Following Date Contract Purchased	Prepayment Fee as Percentage of Repurchase Price.

Months 01-12	5%
Months 13-24	4%
Months 25-36	3%
Months 37-48	2%
Months 49-60	1%
Months 61 and thereafter	0%

Schedule 2                                    [applicable only to dollar-denominated Contracts and International Contracts for which the Repurchase Price is determined on the basis of clause (i) (A) of paragraph 1(o) of the Letter Agreement]

The prepayment fee for any Contract shall be the difference between (a) the present value of the remaining Balance of Payment calculated using the Applicable Treasury Rate quoted most recently prior to the date such Contract is repurchased minus (b) the present value of such remaining Balance of Payment calculated using the Applicable Treasury Rate quoted most recently prior to the date such Contract was purchased by SBCC, provided that in no event will the prepayment fee be less than 0.

The “Applicable Treasury Rate” will be the “This Week” rate quoted for “Treasury Constant Maturities” of the applicable maturity, as determined by the following chart, in Statistical Release H.15 (519) published by the Board of Governors of the Federal Reserve System.  In the event that the Board of Governors ceases publishing H.15 (519), the Applicable Treasury Rate, will be determined using a comparable index chosen by SBCC in good faith.

Contract Term in Months*	Applicable Maturity of Treasury Constant Maturities

18 or less	1-Year
more than 18 but 48 or less	2-Year
More than 48 but 72 or less	3-Year
More than 72 but 120 or less	5-Year

*Note: to determine the Applicable Treasury Rate for the date the Contract was purchased by SBCC, use the original term of the Contract.  To determine the Applicable Treasury Rate for the date the Contract is repurchased, use the number of whole months in the remaining term on the date of repurchase.

Agreed to this 25 day of March 1992.

ASPEN TECHNOLOGIES, INC.	SANWA BUSINESS CREDIT CORPORATION

By:	By:

Title:	Title:

2

EXHIBIT A

There is currently approximately $5000 owed to the Department of Revenue, State of Kansas.

[CUSTOMER NAME AND ADDRESS]

Dear Sirs:

We refer to our Software License and Service Agreement with you dated                        , 200  , a copy of which is attached (the “Contract”) and advise you that we have sold all of our rights to the payments due under the Contract as set forth below ( the “Payments”) to Fleet Business Credit, LLC (“Fleet”).

                                                DUE DATE                                                                                    AMOUNT DUE

Please note that all requests for Service and any questions related to the Product should still be referred to us.  AspenTech has not transferred any of its obligations in the Contract, and all correspondence or questions regarding training and maintenance should be directed to your AspenTech representative.  All of the Payments should be made directly to Fleet at Fleet Global Vendor Finance, 135 South LaSalle, Department 8210, Chicago, Illinois 60674-8210, or at such other address as Fleet may advise you of directly.

AspenTech also advises you that you should not, without Fleet’s prior written consent: (i) modify or amend the Contract, (ii) assign, encumber or sublet your rights under the Contract, or (iii) exercise any of your rights under the Contract which are exercisable only with the consent of AspenTech.  Further, a copy of each notice which you are required to give AspenTech under the terms of the Contract should also be sent by you to Fleet at its address set forth above, or at such other address as Fleet may hereafter notify you.

Thank you in advance for your assistance and cooperation in the assignment of Payments under the referenced Contract.

Very truly yours,

Christine Duffy
Treasurer
Aspen Technology, Inc.